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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the inclusion in Amendment No. 6 to the Registration Statement on Form S-1 of our reports dated February 25, 2000 (with respect to last paragraph of Note G[1] March 31, 2000, with respect to Note B(12) July 31,
2000), on our audits of the financial statements and Schedule II of 3-Dimensional Pharmaceuticals, Inc. as of December 31, 1999 (consolidated) and 1998 and for each of the years in the three year period ended December 31, 1999, and to the reference to our firm under the captions "Selected Financial Information" and "Experts" included in the Prospectus.

                                          /s/ Richard A. Eisner & Company, LLP

New York, New York

August 3, 2000